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                                     EXHIBIT

                                     3.1.10


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                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                                       AND
          RIGHTS OF SERIES C 8% CUMULATIVE CONVERTIBLE PREFERRED STOCK
                                       OF
                           UNAPIX ENTERTAINMENT, INC.

          -------------------------------------------------------------
                        UNDER SECTION 151 OF THE GENERAL
                    CORPORATION LAW OF THE STATE OF DELAWARE
          -------------------------------------------------------------

         UNAPIX ENTERTAINMENT, INC., a Delaware corporation, (the "Corporation"), hereby certifies that, pursuant to the authority vested in the Board of Directors of the Corporation under ARTICLE FOURTH of the Corporation's Certificate of Incorporation, and in accordance with Section 151 of the Delaware General Corporation Law, the Board of Directors has adopted the following resolution creating the Corporation's Series C 8% Cumulative Convertible Preferred Stock, par value $.01 per share:

         RESOLVED, that a series of the class of Preferred Stock, $.01 par value, of the Corporation be, and hereby is, created and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:

         (1) DESIGNATION. A Series of Preferred Stock shall be designated and known as the Series C 8% Cumulative Convertible Preferred Stock (hereinafter called "Preferred Stock C"). Each share of Preferred Stock C shall be identical in all respects with the other shares of Preferred Stock C except as to the dates from and after which dividends shall be cumulative therefrom.

         (2) NUMBER OF SHARES. The number of shares of Preferred Stock A shall initially be 2,500 shares, which number from time to time may be increased or decreased (but

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not decreased below the number of shares of the series then outstanding by the
Board of Directors. Shares of Preferred Stock C redeemed or purchased by the Corporation shall be canceled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

         (3) DIVIDENDS.

              (a) Cumulative dividends shall be payable on the Preferred Stock C at an annual rate of $80 per share, payable out of funds legally available for the declaration of dividends, but only when declared by the Board of Directors. Dividends on shares of Preferred Stock C are payable semi-annually in arrears in the amount of $40 per share on each of June 30 and December 31, commencing on the first such date to occur after the date of issuance of such share; provided, however, that the amount payable for any dividend period less than six months will be computed on the basis of a 360 day year of twelve 30 day months. At the Corporation's option, dividends that accrue through December 31, 2000 may be paid in shares of Common Stock; each such share of Common Stock being valued at 90% of its current "Fair Market Value" (as defined in Section 5(g)) for the ten
(10) trading day period preceding the applicable "Dividend Payment Date" (as defined in Section 3(b)).

              (b) Dividends not paid will accumulate without interest or additional dividends until declared and paid, which declaration and payment may be for all or part of the then accumulated dividend. Dividends which are so declared by the Board of Directors to be paid on a particular date (a "Dividend Payment Date") shall only be payable to the record holders of the Preferred Stock C on the applicable record date for such Dividend Payment Date. Any such record date shall be a day determined by the Board of Directors, but shall not be more

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than 15 days prior to the applicable Dividend Payment Date. The holders of
Preferred Stock C, in preference to the holders of any junior stock, shall be entitled to receive, as and when declared by the Board of Directors, out of any funds legally available therefor, dividends at the rate fixed in subdivision 3(a) hereof. In no event, so long as any shares of Preferred Stock C shall be outstanding, shall any dividend, whether in cash or property, be paid or declared, or shall any distribution be made, on any junior stock, unless all dividends on the Preferred Stock C for all past dividend periods and for the then current period shall have been paid or declared and a sum sufficient for the payment thereof set apart. The provisions of this paragraph shall not, however, apply to a dividend payable in any junior stock.

              (c) Subject to the foregoing and to any further limitations prescribed in accordance with the provisions of the Certificate of Incorporation of the Corporation, the Board of Directors may declare, out of any funds legally available therefor, dividends upon the then outstanding shares of any junior stock, and/or any parity stock (other than Preferred Stock C), and no holders of shares of Preferred stock C shall be entitled to share therein.

              (d) Notwithstanding anything to the contrary contained herein, the Corporation shall not pay any dividends in cash or property, unless it has paid, or is simultaneously paying, all accumulated and unpaid dividends (through the applicable Dividend Payment Date) on its "Senior Stock" (as defined in Section
(h)(10).

         (4) LIQUIDATION PREFERENCE. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then, before any distribution or payment shall be made to the holders of any junior stock, the holders of Preferred Stock C shall be entitled to be paid the amount of $1,000 per share, together with all accrued and


                                       3

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unpaid dividends to such distribution or payment date. If such payment shall have been made in full to the holders of Preferred Stock C, then the remaining assets and funds of the Corporation shall be distributed among the holders of the junior stock of the Corporation, according to their respective rights and preferences and in each case according to their respective shares. If, upon any liquidation, dissolution or winding up of the affairs of the Corporation, the amounts so payable are not paid in full to the holders of all outstanding shares of Preferred Stock C, then the holders of Preferred Stock C and the holders of all other parity stock shall share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled according to their respective rights and preferences. The merger or consolidation of the Corporation with or into one or more other entities or the sale, lease or conveyance of all or a part of its assets shall not be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of the foregoing provisions of this subdivision (4). Notwithstanding anything to the contrary contained herein, no amount shall be distributed or paid to holders of Preferred Stock C upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation unless all amounts payable to holders of Senior Stock with respect to the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation have been paid to them.

         (5) REDEMPTION.

              (a) Preferred Stock C may be redeemed, in whole or in part, at the option of the Corporation (by resolution of its Board of Directors) at the redemption price of $1,000 per share, in cash, together with payment of accrued and unpaid dividends to the redemption date on the shares being redeemed, if the average "Fair Market Value" (as defined in

                                       4

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Section 5(g) below) of the Corporation's Common Stock has been at least 160%
of the then applicable conversion price of the Preferred Stock C (the "Target Price") over a period of any twenty (20) trading days during any thirty (30) consecutive trading day period when the "Converted Securities" (as defined in Section 6(a) below) are registered under the Securities Act of 1933. Once the Target Price has been reached, shares of Preferred Stock C may thereafter be redeemed even if the Fair Market Value of the Common Stock falls below Target Price before the date fixed for redemption.

              (b) At any time and from time to time, on or after January 1, 2002 at the option of the Corporation, by resolution, of its Board of Directors, the Corporation may redeem the Preferred Stock C, in whole or in part, at the following prices per share (together with all dividends accrued and unpaid on the shares being redeemed up to the date fixed for redemption) for the periods (beginning on January 1) indicated below:

                           YEAR                                        PRICE
                           ----                                        -----
                           2002                                        $1,060
                           2003                                         1,050
                           2004                                         1,040
                           2005                                         1,030
                           2006                                         1,020
                           2007                                         1,010
                           2008, , and thereafter                       1,000

              (c) If less than all the outstanding shares of Preferred Stock C are to be redeemed pursuant to this Section (5), the shares to be redeemed shall be determined by lot or in such other manner as the Board of Directors of the Corporation may prescribe and which it deems fair and appropriate.

              (d) Notice of every redemption of shares of Preferred Stock C shall be

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mailed by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses as they shall appear on the stock books of the Corporation. Such mailing shall be made at least 30 days and not more than 60 days prior to the date fixed for redemption. Any notice which is mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the shareholder receives such notice, and failure duly to give such notice by mail, or any defect in such notice, to any holder of shares of Preferred Stock C designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Preferred Stock C.

              (e) If notice of redemption shall have been duly mailed and a sum sufficient for the payment thereof set apart or paid to the holders of the shares so called for redemption, then, from and after the date of redemption so designated, notwithstanding that any certificate for shares of Preferred Stock C so called for redemption shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding, the dividends thereon shall cease to accumulate and all rights with respect to the shares of Preferred Stock C so called for redemption shall forthwith on the redemption date cease and terminate, except only the right of the holders thereof to receive the redemption price and all accrued and unpaid dividends to the redemption date, but without interest.

              (f) The Corporation shall not establish, and the holders of Preferred Stock C shall not be entitled to the benefits of, any sinking or retirement fund with respect to the Shares of Preferred Stock C.

              (g) As used herein the term "Fair Market Value" shall mean:

         A. if the principal market for the Common Stock is a national securities exchange or

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the National Association of Securities Dealers Automated Quotation System
("NASDAQ"), the closing sales price of the Common Stock on such day as reported by such exchange or system, or on a consolidated tape reflecting transactions on such exchange or system; or

         B. if the principal market for the Common Stock is not a national securities exchange or NASDAQ, the last reported bid price for the Common Stock on such day as reported by the National Quotation Bureau, Inc.

              (h) Notwithstanding anything to the contrary contained herein, so long as any shares of the Corporation's Preferred Stock B ("Preferred Stock B") are outstanding, the Corporation shall not redeem any shares of Preferred Stock C ([without the prior consent of the holders of Preferred Stock B]).

         (6) CONVERSION

              (a) Any holder of a share of Preferred Stock C may convert each such share, at any time and from time to time, into shares of Common Stock, except that shares of Preferred Stock A called for redemption may not be converted after the date which is ten days prior to the redemption date, unless the Corporation defaults in the payment of the redemption price. The number of shares of Common Stock into which each share of Preferred Stock C may be converted shall be obtained by dividing $1,000 by the conversion price of the Preferred Stock C, which initially shall be $2.50, and which shall be subject to adjustment from time to time as hereinafter provided in Section (6)(c) or (d) below and subject to the provisions regarding no issuance of fractional shares set forth in Section (6)(i) below. Shares of Preferred Stock C surrendered for conversion on any date other than a Dividend Payment Date will not be entitled to a dividend on such shares, except that a holder of shares of Preferred Stock C on a record date

                                       7

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for a dividend who converts such shares before the corresponding Dividend
Payment Date will be entitled to receive the dividend payable by the Corporation on such date. The shares of Common Stock into which the Preferred Stock C is convertible shall be referred to as the "Converted Securities."

              (b) In order to convert shares of Preferred Stock C into Converted Securities, the holder thereof shall surrender the certificate or certificates for Preferred Stock C, duly endorsed or in blank, to the corporation at its principal office (or such other place as may be reasonably designated by the Corporation), shall give written notice to the Corporation at said office that he elects to convert the same and shall state in writing therein the name or names in which he wishes the certificate for Converted Securities to be issued and shall make payment to the Corporation of any applicable transfer or other taxes. The Corporation will, as soon as practicable thereafter, deliver at said office to such holder of shares of the Preferred Stock C or to his nominee or nominees, certificates for the number of full Converted Securities to which he shall be entitled as aforesaid and, if applicable, a check in lieu of any tractional share of Common Stock as provided in subdivision (6)(i). Shares of the Preferred Stock C shall be deemed to have been converted as of the date of the surrender of such certificate or certificates for conversion as provided above, and the person or persons entitled to receive the converted Securities issuable upon such conversion shall be treated for all purposes, including, but not limited to, the right to vote the Common Stock included as part of the Converted Securities, as the record holder or holders of such common Stock on such date.

              (c) The conversion price of the Preferred Stock C and, accordingly, the number of shares of Common Stock into which the shares of Preferred Stock C may be

                                       8

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converted, shall be subject to adjustment from time to time as follows:

                   A. In case the Corporation shall (i)subdivide or split its outstanding shares of Common Stock into a larger number of shares by recapitalization, reclassification or split-up thereof, or by issuance of shares of Common Stock as a dividend or distribution on the Common Stock, or (ii) combine its outstanding shares of Common Stock into a smaller number of shares by recapitalization, reclassification or combination thereof, the conversion price in effect immediately prior thereto shall be adjusted so that the holder of any shares of Preferred Stock C thereafter shall be entitled to receive upon such conversion, the same number of shares of Common Stock as such holder would have received had such shares of Preferred Stock C been converted immediately prior to the happening of such event.

                   B. In case the Corporation after the date hereof shall distribute to all of the holders of outstanding shares of Common Stock any securities or other assets (other than a cash distribution made as a dividend payable out of earnings or out of any earned surplus legally available for dividends under the laws of the State of Delaware), the Board of Directors shall be required to make such equitable adjustment in the number of shares of Common Stock into which each share of Preferred Stock C is convertible pursuant to subdivision (6)(a) hereof, as in effect immediately prior to the record date for such distribution, as may be necessary to preserve for the holder rights substantially proportionate to those enjoyed hereunder by the holder immediately prior to the happening of such distribution.

                   An adjustment made pursuant to this subdivision (6)(c) shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision or combination. Such

                                       9

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adjustments shall be made successively whenever any event described above shall occur.

              (d) In the case of any reclassification of the outstanding Common Stock (other than a change which solely affects the par value of such shares of Common Stock or a change covered by subdivision (6)(c) hereof), or if the Corporation or any successor company shall consolidate or merge with, or convey all or substantially all its property and assets to, any other company, then, as a condition precedent to such reclassification, consolidation, merger or conveyance (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any reclassification or reorganization of the outstanding shares of Common Stock), adequate provision shall be made whereby the holders of shares of Preferred Stock C at the time outstanding shall thereafter be entitled to convert their shares of Preferred Stock C (or any other securities other than Common stock, that may be issued on such reclassification, consolidation, merger or conveyance with respect to or in exchange for the Preferred Stock C) into such shares of stock, securities or assets as may be issuable or payable with respect to, or in exchange for, the number of shares of Common Stock or the other shares of stock, securities or assets, as the case may be, into which their shares of the Preferred Stock C would be convertible immediately prior to such reclassification, consolidation, merger or conveyance; and the right which the holders of the Preferred Stock C have to receive additional shares of Common Stock on conversion of their shares of Preferred Stock C on account of any adjustment made pursuant to subdivision
(6)(c), shall continue and be preserved in respect of any stock or other securities of the successor company into which shares of the Preferred Stock C shall thereafter become exchangeable.

              (e) In the case the Corporation shall, at any time prior to the

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conversion of all of the Preferred Stock C, offer to the holders of its Common
Stock any rights to subscribe for additional shares of Common Stock or shares of any other class of the Corporation, then the Corporation shall give written notice thereof to the registered holders of the Preferred Stock C not less than twenty (20) days prior to the date on which the books of the Corporation are closed or a record date is fixed for the determination of the stockholders entitled to such subscription rights. Such notice shall specify the date as to which the books shall be closed or record date fixed with respect to such offer of subscription and the right of the holder of Preferred Stock C to participate in such offer of subscription shall terminate if the Preferred Stock C shall not be converted on or before the date of such closing of the books or such record date.

              (f) Whenever the number of shares of Common Stock deliverable upon the conversion of each share of Preferred Stock C shall be adjusted pursuant to the provisions of subdivision (6)(c) or (d) the Corporation shall promptly (A) file with the transfer agent, if any, for the shares of Preferred Stock C, a certificate, signed by the Chairman of the Board, the Chief Executive Officer or the President or a Vice President of the Corporation, and (B) mail, or cause the transfer agent to mail, to all holders of shares of Preferred Stock C, at their last address as they shall appear upon the stock records of the Corporation, a notice setting forth in each case, the increased or decreased number of shares of Common Stock thereafter deliverable upon the exchange of each share of Preferred Stock C. The certificate filed with the transfer agent shall show, in addition, in reasonable detail the method of calculation and the facts requiring such adjustment and upon which such calculation is based.

              (g) The term "Common Stock" shall mean (A) the class of stock

                                       11

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designated as the "Common Stock" of the Corporation at the date of initial issuance of shares of the Preferred Stock C or (B) any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value or from no par value to par value, or (C) any capital stock of the Corporation hereafter authorized which shall not be limited to a fixed sum or percentage of par or preference value in respect of the rights of holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation. In the event that, at any time, as a result of an adjustment made pursuant to subdivision (6)(c) or (d) above, the holder of any share of the Preferred Stock C thereafter surrendered for conversion shall become entitled to receive any shares of the Corporation other than shares of the Corporation's Common Stock as in effect on the date hereof, then the shares so receivable upon conversion of any share of the Preferred Stock C shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained in subdivision (6)(c) or (d).

              (h) At all times, a sufficient number of the authorized but unissued shares and/or treasury shares of Common Stock shall be reserved by the Corporation for the purpose of conversion of all shares of the Preferred Stock C at the time outstanding.

              (i) In lieu of fractions of shares of Common Stock issuable upon conversion of the Preferred Stock C, the Corporation shall pay to the holder in cash the Fair Market Value of any such fraction of a share of Common Stock on the date of conversion.

         (7) VOTING RIGHTS. Except as otherwise required by law, the holders of Preferred Stock C shall be entitled to notice of any stockholders' meeting and to vote together

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

with the outstanding shares of Common Stock as a single class of capital stock upon any matter submitted to the Company's stockholders for a vote. Each holder of Preferred Stock C shall be entitled to such number of votes as equal to number of shares of Common Stock that are issuable upon conversion of the shares of Preferred Stock C held. The shares of Preferred Stock C shall not have any relative, participating, optional or any other special rights or powers other than as set forth herein.

                  (8) PREEMPTIVE RIGHTS. The holders of shares of Preferred Stock C shall, as such, have no preemptive right to purchase or otherwise acquire shares of any class of stock or other securities of the Corporation now or hereafter authorized.

                  (9) JUNIOR AND PARITY STOCK. As used herein with respect to Preferred Stock C the following terms shall have the following meanings:

              (a) The term "parity stock" shall mean all series of Preferred Stock (including, but not limited to, the Preferred Stock C) and any other class of stock of the Corporation hereafter authorized ranking on a parity with the Preferred Stock C in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

              (b) The term "junior stock" shall mean the Corporation's Common Stock, par value $.0l per share, and any other class of stock of the Corporation hereafter authorized over which Preferred Stock C, has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

         (10) SENIOR STOCK. The Corporation's Series A 8% Cumulative Convertible

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Preferred Stock and 6% Series B Preferred Stock shall be deemed senior stock for all purposes contained herein, and Preferred Stock C shall be deemed "junior stock" for all purposes of the respective Certificates of Designation of the Preferred Stock A and Preferred Stock B. The corporation may, without the consent of the holders of the Preferred Stock C, create a new class or series of preferred stock with rights senior to the Preferred Stock C.

IN WITNESS WHEREOF, UNAPIX ENTERTAINMENT, INC. has caused this Certificate of Designation to be duly executed by its Chief Executive Officer and attested to by its Secretary, who affirm that the information Contained in the foregoing
Certificate of Designation is true under the penalties of perjury this    day of
January 1999.




                                       UNAPIX ENTERTAINMENT, INC.

                                       By:
                                          -------------------------------------
                                          David M. Fox, Chief Executive Officer


                                   Attested to by:
                                                  ------------------------------
                                                    Michael R. Epps, Secretary

          CERTIFICATE OF DESIGNATION, POWERS, PREFERENCES AND RIGHTS OF
            THE SERIES C 8% CUMULATIVE CONVERTIBLE PREFERRED STOCK OF
                           UNAPIX ENTERTAINMENT, INC.
                           --------------------------


             Unapix Entertainment Inc., a Delaware Corporation (the "Corporation"), pursuant to Section 151 of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

             That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation has duly adopted the resolutions attached as
Exhibit 1 creating a series of 2,500 shares of Preferred Stock with a par value of $0.01 each and a stated value of $1,000 each to be designated "Series C 8% Cumulative Convertible Preferred Stock."

              IN WITNESS WHEREOF, Unapix Entertainment, Inc. has created this
certificate to be signed by its duly authorized officer this      day of
January, 1999.



                                          UNAPIX ENTERTAINMENT, INC.



                                          By:
                                             -----------------------------------
                                              Herbert M. Pearlman,
                                              Chairman of the Board


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